Exhibit 10.2

SECOND AMENDED AND RESTATED

SEAGATE TECHNOLOGY EXECUTIVE SEVERANCE AND CHANGE IN CONTROL

(CIC) PLAN

SECTION 1. INTRODUCTION.

THE SECOND AMENDED AND RESTATED SEAGATE TECHNOLOGY EXECUTIVE SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN (the “Plan” or “Severance and CIC Plan”) was originally approved by the Board of Directors of SEAGATE TECHNOLOGY (the “Company”) on August 21, 2008 as the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan, and became effective on September 1, 2008. The Plan was first amended and restated by the Plan Administrator on April 29, 2009, and was subsequently amended and restated in the form set forth herein by the Plan Administrator on July 29, 2009 to be effective August 1, 2009. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executives of the Company in the event their employment with the Company and any Applicable Subsidiary (as defined herein), as applicable, is terminated involuntarily, as provided herein, and to encourage such executives to continue as employees of the Company or an Applicable Subsidiary, as the case may be, in the event of a Change in Control (as defined herein). Except as otherwise stated herein, this Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company (including, without limitation, the provisions of any employment agreement between any Eligible Executive and the Company or any Applicable Subsidiary). This Plan document also is the Summary Plan Description for the Plan.

SECTION 2. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to each Eligible Executive.

(i) “Potential Eligible Executive” refers to all executives employed by the Company or any Applicable Subsidiary with the Level (as defined below) of vice president or more senior selected to participate in this Plan as indicated in the Benefits Schedules attached hereto. An “Eligible Executive” is any Potential Eligible Executive, other than those excluded under this Section 2, whose employment with the Company or any Applicable Subsidiary is either (A) voluntarily terminated for Good Reason (as defined herein) or (B) involuntarily terminated for a reason other than Cause (as defined herein) (collectively, a “Termination Event”). In addition, other than during a period beginning on the date of the occurrence of a Change in Control and ending at the end of the Change in Control Period with respect to such Change in Control, a Potential Eligible Executive must be designated by the Plan Administrator as an Eligible Executive. Additionally, an Eligible Executive shall be eligible for additional benefits under this Plan if the Termination Event occurs during the Change in Control Period (as defined herein). For the avoidance of doubt, a Potential Eligible Executive who is involuntarily terminated for Cause shall not be eligible for benefits under this Plan.

(ii) In order to be eligible to receive benefits under the Plan, in addition to meeting the requirements of an “Eligible Executive” set forth in Section 2(a)(i) above, an Eligible Executive must execute within 45 days of the Eligible Employee’s receipt thereof (A) a general waiver and release on the form provided by the Company and (B) an agreement containing certain covenants on the form provided by the Company and covering the matters set forth in Section 6 of this Plan, the scope and applicability of which covenants shall be determined by the Plan Administrator in its sole discretion (collectively, the “Release and Covenant Documents”).

(iii) Any Termination Event that triggers the payment of benefits under this Plan must occur during the term of this Plan as specified in Section 9(b); provided that in any event eligibility for benefits shall continue until the expiration of a Change in Control Period (as defined below) if a Change in Control Period commences prior to the time that the Plan is in effect.

(b) Exceptions. A Potential Eligible Executive who otherwise is an Eligible Executive will not receive benefits under the Plan in any of the following circumstances:

(i) The Potential Eligible Executive is involuntarily terminated for any reason other than a reason specified in Section 2(a)(i).

(ii) The Potential Eligible Executive voluntarily terminates employment with the Company either (A) for a reason other than Good Reason or (B) for no reason. Voluntary terminations include, but are not limited to, death, Disability, resignation, retirement, or failure to return from a leave of absence on the scheduled date.

SECTION 3. DEFINITIONS.

Capitalized terms used in this Plan, unless defined elsewhere in this Plan, shall have the following meanings:

(a) Accrued Bonus Funding means the funding of the Bonus Plan as a percent of target funding as approved by the Plan Administrator quarterly based on actual Company performance versus pre-determined targets, as follows:

(i) Q1 Accrued Bonus Funding means the Accrued Bonus Funding as determined by the Plan Administrator with respect to the first quarter of the Company’s applicable fiscal year (i.e., following the release of the Company’s first quarter earnings results, but prior to the release of the Company’s second quarter earnings results).

(ii) Q2 Accrued Bonus Funding means the Accrued Bonus Funding as determined by the Plan Administrator with respect to the second quarter of the Company’s applicable fiscal year (i.e., following the release of the Company’s second quarter earnings results, but prior to the release of the Company’s third quarter earnings results).

(iii) Q3 Accrued Bonus Funding means the Accrued Bonus Funding as determined by the Plan Administrator with respect to the third quarter of the Company’s applicable fiscal year (i.e., following the release of the Company’s third quarter earnings results, but prior to the release of the Company’s fourth quarter earnings results).

(iv) Q4 Accrued Bonus Funding means the Accrued Bonus Funding as determined by the Plan Administrator with respect to the fourth quarter of the Company’s applicable fiscal year (i.e., following the release of the Company’s fourth quarter earnings results).

For the purposes of this Plan, the Accrued Bonus Funding for a given fiscal year or any portion thereof may not exceed 100% of target funding, even if the Plan Administrator has determined that the funding of the Bonus Plan shall accrue at a higher percentage.

(b) Applicable Subsidiary means all subsidiaries of the Company included on Schedule A attached hereto.

(c) Beneficial Owner means the definition given in Rule 13d-3 promulgated under the Exchange Act.

(d) Board means the Board of Directors of the Company.

(e) Bonus Plan means the Company’s Executive Officer Performance Bonus Plan, the Executive Performance Bonus Plan or similar cash incentive bonus plan adopted by the Company as a successor to one or more of the previously listed bonus plans from time to time. For the avoidance of doubt, one-time bonuses paid by the Company to a Potential Eligible Executive that are not paid under one of the bonus plans described in the preceding sentence shall not be treated as cash incentive bonuses and therefore shall be excluded from the definition of “Accrued Bonus Funding,” “Pro Rata Bonus” and “Target Bonus” for purposes of this Plan. Examples of such one-time bonuses are sign-on bonuses, special recognition bonuses and guaranteed bonuses. For purposes of this Plan, no Eligible Executive shall be treated as participating in more than one Bonus Plan on the date of a Termination Event. In the unlikely event that an Eligible Executive is participating in more than one cash incentive bonus plan that would otherwise qualify as a Bonus Plan but for the preceding sentence, the cash incentive bonus plan that would produce the largest payment under the terms of this Plan shall be treated as the Bonus Plan for such Eligible Executive.

(f) Cause means (i) a Potential Eligible Executive’s continued failure to substantially perform the material duties of his or her office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) embezzlement or theft by a Potential Eligible Executive of the Company’s property, (iii) the commission of any act or acts on a Potential Eligible Executive’s part resulting in the conviction of such Potential Eligible Executive of a felony under the laws of the United States or any state or foreign jurisdiction, (iv) a Potential Eligible Executive’s willful malfeasance or willful misconduct in connection with such Potential Eligible Executive’s duties to Company or any of its subsidiaries or affiliates or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by a Potential Eligible Executive of any of the material provisions of (A) this Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such Potential Eligible Executive is subject or (C) any policy of the Company or any of its subsidiaries or affiliates to which such Potential Eligible Executive is subject. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Potential Eligible Executive is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause, is provided with at least 30 days after such notice to cure the specified deficiency and fails to substantially cure such deficiency within such time frame to the satisfaction of the Plan Administrator.

(g) Change in Control means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, that will continue the business of the Company in the future;

(ii) A merger, consolidation or similar transaction involving the Company and at least one other entity in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger, consolidation or similar transaction do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger, consolidation or similar transaction; provided that any person who (1) was a Beneficial Owner of the voting securities of the Company immediately prior to such merger, consolidation or similar transaction, and (2) is a Beneficial Owner of more than 20% of the securities of the Company immediately after such merger, consolidation or similar transaction, shall be excluded from the list of “shareholders of the Company immediately prior to such merger, consolidation or similar transaction” for purposes of the preceding calculation;

(iii) Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise);

(iv) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v) A dissolution or liquidation of the Company.

(h) Change in Control Period means the following:

(i) if the Change in Control is preceded by the Company’s entry into a definitive agreement regarding the Change in Control, the period beginning on the date that the Company enters into a definitive agreement with respect to a Change in Control and ending on the date that is 24 months following the effective date of the Change in Control that is the subject of such definitive agreement; and

(ii) if the Change in Control is not preceded by the Company’s entry into a definitive agreement regarding the Change in Control, the period beginning on the date of the applicable triggering event set forth in Section 3(g) above and ending 24 months after the date of such triggering event.

For the avoidance of doubt, no enhanced benefits payable to an Eligible Executive due to a Termination Event occurring within a Change in Control Period shall be paid prior to the effective date of a Change in Control.

(i) Code means the Internal Revenue Code of 1986, as amended. Any specific reference to a section of the Code shall be deemed to include any regulations and other Treasury Department guidance promulgated thereunder.

(j) Company means Seagate Technology, an exempted limited liability company incorporated under the laws of the Cayman Islands, and any successor as provided in Section 9(c) hereof.

(k) Disability means the physical or mental incapacitation such that for a period of six consecutive months or for an aggregate of nine months in any 24-month consecutive period, a Potential Eligible Executive is unable to substantially perform his or her duties. Any question as to the existence of that Potential Eligible Executive’s physical or mental incapacitation as to which the Potential Eligible Executive or the Potential Eligible Executive’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Potential Eligible Executive and the Company. If the Potential Eligible Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Potential Eligible Executive shall be final and conclusive for all purposes of the benefits under this Plan.

(l) Exchange Act means the Securities Exchange Act of 1934, as amended.

(m) Good Reason means a Potential Eligible Executive’s resignation of his or her employment with the Company or an Applicable Subsidiary as a result of the occurrence of one or more of the following actions, which such action or actions remain uncured for at least 30 days following written notice from such Potential Eligible Executive to the Company describing the occurrence of such action or actions and asserting that such action or actions constitute grounds for a Good Reason resignation which notice must be provided by the Potential Eligible Executive no later than 90 days after the initial existence of such condition, provided that such resignation occurs no later than 60 days after the expiration of the cure period: (i) without such Potential Eligible Executive’s express written consent, any material diminution in the level of such Potential Eligible Executive’s authority or duties; (ii) without such Potential Eligible Executive’s express written consent, a reduction of 10% or more in the level of the base salary or employee benefits to be provided to such Potential Eligible Executive, other than a reduction implemented with the consent of such Potential Eligible Executive or a reduction that is equivalent to reduction in base salaries and/or employee benefits, as applicable, imposed on all other executives of the Company at a similar level within the Company; (iii) the relocation of such Potential Eligible Executive to a principal place of employment that increases such Potential Eligible Executive’s one-way commute by more than 50 miles from such Potential Eligible Executive’s current principal place of employment, without such Potential Eligible Executive’s express written consent; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company’s obligations under this Plan as required by Section 9(c).

(n) IRS means the Internal Revenue Service.

(o) Level means an executive’s level or title as designated by the Plan Administrator in its sole discretion and in accordance with this Plan as in effect on the Termination Date (or if greater, immediately preceding either a Change in Control or termination for Good Reason, as applicable).

(p) Non-U.S. Eligible Executive means any Eligible Executive not employed in the United States of America, including its territories and possessions, on the date of a Termination Event.

(q) Pay means the Eligible Executive’s monthly base pay at the rate in effect on the Termination Date (or if greater, the last regularly scheduled payroll period immediately preceding either a Change in Control or termination for Good Reason, as applicable).

(r) Payment Confirmation Date means the latest of the following applicable dates: (A) the date of the Termination Event, (B) the Termination Date, (C) the effective date of the Covenants (as defined in Section 6), (D) the date of receipt of executed Release and Covenant Documents by the Company or (E) the end of any waiting period or revocation period as required by applicable law in order for the general waiver and release required by Section 2(a)(ii) of this Plan to be effective.

(s) Plan means this Second Amended and Restated Seagate Technology Executive Severance and CIC Plan.

(t) Prior Year Bonus for an Eligible Executive whose Termination Event occurs in the first quarter of the applicable fiscal year and outside of a Change in Control Period shall be calculated as set forth in this Section 3(t):

(i) If the Termination Event occurs prior to determination of the Q4 Accrued Bonus Funding for the then most recently completed fiscal year, the amount of the Prior Year Bonus shall be determined based on the Q3 Accrued Bonus Funding for such year, not to exceed 100%, multiplied by the Eligible Executive’s then current annual target bonus, without pro-ration.

(ii) If the Termination Event occurs following determination of the Q4 Accrued Bonus Funding for the then most recently completed fiscal year, but prior to the actual payment of an incentive under a Bonus Plan for such year, the amount of the Prior Year Bonus shall be determined based on the Q4 Accrued Bonus Funding for such year, not to exceed 100%, multiplied by the Eligible Executive’s then current annual target bonus, without pro-ration.

(iii) Other than as described in Sections 3(t)(i)-(ii) above, no Prior Year Bonus shall be paid to any Eligible Executive.

(u) Pro Rata Bonus for an Eligible Executive who is not a Non-U.S. Eligible Executive and whose Termination Event occurs outside of a Change in Control Period shall be calculated in relation to the fiscal year during which termination takes place, as set forth in this Section 3(u):

(i) If the Termination Event occurs prior to determination of the Q1 Accrued Bonus Funding and the Eligible Executive either was a “covered employee” within the meaning of Section 162(m) of the Code for the last fiscal year of the Company completed prior to the Termination Event or, based on such Eligible Executive’s compensation paid through the date of the Termination Event, such Eligible Executive is projected, in the sole and reasonable determination of the Plan Administrator, to be a “covered employee” within the meaning of Section 162(m) of the Code assuming he or she remained employed by the Company through the end of the then current fiscal year (and so for purposes of this Plan shall be considered to be “subject to Section 162(m) of the Code”), the amount of the Pro Rata Bonus shall be based on the Q1 Accrued Bonus Funding, once determined, multiplied by the Eligible Executive’s then current annual target bonus, prorated for the number of days employed during the fiscal year of the Termination Event divided by 360.

(ii) If the Termination Event occurs prior to determination of the Q1 Accrued Bonus Funding and the Eligible Office is not subject to Section 162(m) of the Code, the amount of the Pro Rata Bonus shall be determined based on the Eligible Executive’s then current annual target bonus, prorated for the number of days employed during the fiscal year of the Termination Event divided by 360.

(iii) If the Termination Event occurs following determination of the Q1 Accrued Bonus Funding, but prior to determination of the Q2 Accrued Bonus Funding, the amount of the Pro Rata Bonus shall be determined based on the Q1 Accrued Bonus Funding multiplied by the Eligible Executive’s then current annual target bonus, prorated for the number of days employed during the fiscal year of the Termination Event divided by 360.

(iv) If the Termination Event occurs following determination of the Q2 Accrued Bonus Funding, but prior to determination of the Q3 Accrued Bonus Funding, the amount of the Pro Rata Bonus shall be determined based on the Q2 Accrued Bonus Funding multiplied by the Eligible Executive’s then current annual target bonus, prorated for the number of days employed during the fiscal year of the Termination Event divided by 360.

(v) If the Termination Event occurs following determination of the Q3 Accrued Bonus Funding, but prior to the fiscal year end, the amount of the Pro Rata Bonus shall be determined based on the Q3 Accrued Bonus Funding multiplied by the Eligible Executive’s then current annual target bonus, prorated for the number of days employed during the fiscal year of the Termination Event divided by 360, provided in any event that the prorate factor does not exceed 1.00.

(vi) Other than as described in Sections 3(u)(i)-(v) above, no Pro Rata Bonus shall be paid to any Eligible Executive.

(v) Severance Period means the number of months of Pay, rounded to the nearest whole month, used for calculating the Eligible Executive’s severance benefits, as specified in the Benefits Schedules attached hereto. Notwithstanding the foregoing, in the event that the Eligible Executive becomes eligible to receive additional benefits in connection with the occurrence of a Change in Control, the Severance Period shall be twelve months from the Payment Confirmation Date.

(w) Target Bonus means the Eligible Executive’s most recently approved target bonus level (expressed as a percentage of base pay) with respect to the Bonus Plan, multiplied by the Eligible Executive’s Pay.

(x) Termination Date means the last date on which the Eligible Executive is in active employment status with the Company or any of its affiliates or subsidiaries as determined by the Plan Administrator in its sole and reasonable discretion.

(y) WARN Act means the federal Worker Adjustment and Retraining Notification Act and any other comparable law applicable under the laws of any state or foreign jurisdiction.

SECTION 4. AMOUNT OF BENEFIT.

Severance benefits payable under the Plan are as follows:

(a) Subject to Section 6(f), Eligible Executives will receive the benefits described in Sections 7 and 8 of the Plan and in the Benefit Schedules attached hereto. The level of benefits applicable to an Eligible Executive shall be based upon his or her Level (and corresponding salary grade). In the event of any circumstances relating to the Eligible Executive’s Level and assigned salary grade that may result in a difference in the level of benefits applicable to an Eligible Executive under the Plan, the Eligible Executive’s salary grade shall control for purposes of placing the Eligible Executive in a specific “Tier” of benefits set forth in the Benefits Schedules.

(b) Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Executive under this Plan shall be in lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. Further, in the event that the Eligible Executive is entitled to receive severance benefits under any agreement or contract with the Company, any plan, policy, program or other arrangement adopted or established by the Company, under the WARN Act or other applicable law providing for payments from the Company or its subsidiaries or affiliates on account of termination of employment, including pay in lieu of advance notice of termination, or as otherwise legally required to be paid to any Non-U.S. Eligible Executive (“Other Benefits”), any severance benefits payable hereunder shall be reduced by the Other Benefits.

SECTION 5. TIME OF PAYMENT AND FORM OF BENEFIT; INDEBTEDNESS.

(a) Benefits under this Plan shall be paid according to the schedule specified in the Benefits Schedules attached hereto, subject to Section 6(f) and the following provisions:

(i) Any increase to the cash severance benefits payable on account of the occurrence of a Termination Event during a Change in Control Period (such as when the Termination Event occurs following the entry into a definitive agreement for a Change in Control, but prior to the consummation of the Change in Control) shall be paid (A) as soon as date administratively practicable following the determination of such increased cash severance benefits has occurred with respect to lump sum severance payments or (B) on the remaining payment date(s) with respect to installment payment severance payments.

(ii) Unless otherwise required by applicable law, in no event shall payment of any Plan benefit be due prior to the Eligible Executive’s Payment Confirmation Date, and any payment shall be deemed to be timely made if paid within 20 business days of such date.

(iii) Notwithstanding anything to the contrary in this Section 5(a), except for a Termination Event occurring during a Change in Control Period, the Plan Administrator may in its sole discretion, determine an alternate payment schedule for any reason, including, without limitation, to comply with Section 409A of the Code. For a Termination Event occurring during a Change in Control Period, the Plan Administrator may determine an alternate payment schedule only to ensure compliance with applicable law, including but not limited to Section 409A of the Code.

(b) Subject to compliance with Section 409A of the Code and other applicable law, if an Eligible Executive is indebted to the Company at his or her Termination Date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 6. ELIGIBLE EXECUTIVE COVENANTS

Severance benefits payable under the Plan are subject to the following covenants made by each Eligible Executive (the “Covenants”), the scope and applicability of which covenants shall be determined by the Plan Administrator in its sole discretion, but in any event shall not be substantially greater than as set forth in this Section 6:

(a) Non-Competition. During the Severance Period, an Eligible Executive will not directly or indirectly:

(i) engage in any business that competes with the business of the Company, or its subsidiaries (including, without limitation, any businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which such Eligible Executive is aware of such planning) in any geographical area which is within 100 miles of any geographical area in which the Company or its subsidiaries conduct such business (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its subsidiaries and customers, clients, suppliers, partners, members or investors of the Company or its subsidiaries.

Notwithstanding anything to the contrary in this Plan, an Eligible Executive may, directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company or its subsidiaries which are actively traded on a public securities market (including the OTCBB and similar over-the-counter market) if such Eligible Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of such actively traded securities of such person.

(b) Non-Solicitation of Clients. During the Severance Period, an Eligible Executive will not, whether on such Eligible Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i) with whom such Eligible Executive had personal contact or dealings on behalf of the Company during the one year period preceding such Eligible Executive’s Termination Date;

(ii) with whom employees reporting to such Eligible Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding such Eligible Executive’s Termination Date; or

(iii) for whom such Eligible Executive had direct or indirect responsibility during the one year immediately preceding such Eligible Executive’s Termination Date.

(c) Non-Solicitation of Employees. During the Severance Period, an Eligible Executive will not, whether on such Eligible Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i) solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries; or

(ii) encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its subsidiaries.

(d) During the term of an Eligible Executive’s employment with the Company, such Eligible Executive will have access to and become acquainted with the Company’s and its affiliates’ confidential and proprietary information, including but not limited to, information or plans regarding the Company’s and its affiliates’ customer relationships, personnel or sales, marketing and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes and other compilations of information, records and specifications (collectively, “Proprietary Information”). During the Severance Period, an Eligible Executive shall not disclose any of the Company’s or its affiliates’ Proprietary Information, directly or indirectly, or use it in any way except in the course of performing services for the Company and its affiliates, as authorized in writing by the Company or as required to be disclosed by applicable law. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or its affiliates, whether prepared by an Eligible Executive or otherwise coming into such Eligible Executive’s possession, shall remain the exclusive property of the Company or its affiliates, as the case may be. Notwithstanding the foregoing, Proprietary Information shall not include information that is or becomes generally public knowledge other than as a result of a breach of this Section 6(d) or any obligation that the Eligible Executive has to protect the confidentiality of the Proprietary Information of the Company and its affiliates.

(e) It is expressly understood and agreed that although each Eligible Executive and the Company consider the restrictions contained in the Covenants to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Covenants is an unenforceable restriction against an Eligible Executive, for which injunctive relief is unavailable, the provisions of the Covenants shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, such a determination shall not limit the Company’s ability to cease providing payments or benefits during the remainder of any Severance Period or to seek recovery of any prior payments or benefits made hereunder, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in the Covenants or other provisions of this Plan.

(f) All benefits payable to an Eligible Executive are contingent upon his or her full compliance with the foregoing obligations during the Severance Period. Accordingly, if the Eligible Executive, at any time, violates any Covenants, any proprietary information or confidentiality obligation to the Company (including Section 6(d) above), including his or her obligations under the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement (or any such similar agreement), or any other obligations under this Plan, (i) any remaining benefits under this Plan will terminate immediately upon written notice from the Company of such violation and (ii) to the extent the Eligible Executive has received any benefits under the Plan prior to the date of such written notice, the Eligible Executive shall deliver to the Company, within 30 days, an amount equal to the aggregate of all such benefits.

SECTION 7. CONTINUATION OF EMPLOYMENT BENEFITS.

(a) Health Plan Benefits Continuation.

(i) Each Eligible Executive who is enrolled in a health, vision or dental plan sponsored by the Company may be eligible to continue coverage (the “Continued Coverage”) under such health, vision or dental plan (or to convert to an individual policy) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify the individual of any such right to continue health coverage at the time of termination. In the event that an Eligible Executive is not eligible to receive Continued Coverage through the Company (either because such Eligible Executive is not enrolled in any plan sponsored by the Company or because such Eligible Executive will be covered by a statutory scheme for continued health, vision or dental coverage that will not be an obligation of the Company), it is understood and agreed that this Section 7(a) shall not be applicable to such Eligible Executive and, with respect to a Termination Event occurring during a Change in Control Period, he or she shall not be eligible to receive the COBRA Premiums (as defined below).

(ii) Subject to Section 6(f), solely in connection with the Continued Coverage triggered by a Termination Event during a Change in Control Period, the Company will pay to the Eligible Executive who is not a Non-U.S. Eligible Executive a lump sum cash payment in an amount equal to 2.0 times the before-tax annual cost of such Eligible Executive’s premiums to cover the Eligible Executive and his or her eligible dependents, if any, in effect as of the Termination Event (the “Continued Coverage Premiums”). The Continued Coverage Premiums will include the coverage premium cost of an Eligible Executive’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company prior to the Eligible Executive’s Termination Date and such dependents’ premiums under such plans were paid by the Company prior to the Eligible Executive’s Termination Date. No provision of this Plan will affect the continuation coverage rules under COBRA or any other applicable law. Therefore, the period during which an Eligible Executive must elect to continue the Company’s group medical, vision or dental coverage at his or her own expense under COBRA or other applicable law, the length of time during which Continued Coverage will be made available to the Eligible Executive, and all other rights and obligations of the Eligible Executive under COBRA or any other applicable law (except the obligation to pay the Continued Coverage Premiums) will be applied in the same manner that such rules would apply in the absence of this Plan. It is expressly understood and agreed that the Eligible Executive will be solely responsible for the entire payment of premiums required under COBRA or other applicable law.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) terminate as of the Eligible Executive’s Termination Date (except to the extent that any conversion privilege is available thereunder).

SECTION 8. EXCISE TAXES

(a) In the event that any benefits payable to an Eligible Executive pursuant to this Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Executive’s payments hereunder shall be either (a) provided to the Eligible Executive in full, or (b) provided to the Eligible Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Eligible Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Eligible Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith by a recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, the Accountants shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the applicable Eligible Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

(b) If, notwithstanding any reduction described in Section 8(a), the IRS determines that an Eligible Executive is liable for the Excise Tax as a result of the receipt of any payments made pursuant to this Plan, then the Eligible Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Eligible Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Eligible Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Eligible Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 8(b), the Eligible Executive shall pay the Excise Tax.

(c) Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the payments to an Eligible Executive as described in this Section 8, (ii) the IRS later determines that the Eligible Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Eligible Executive’s net after-tax proceeds (calculated as if the Eligible Executive’s benefits had not previously been reduced), and (iii) the Eligible Executive pays the Excise Tax, then the Company shall pay to the Eligible Executive those payments which were reduced pursuant to this Section 8 as soon as administratively possible after the Eligible Executive pays the Excise Tax so that the Eligible Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized.

SECTION 9. RIGHT TO INTERPRET PLAN; AMEND AND TERMINATE; OTHER ARRANGEMENTS; BINDING NATURE OF PLAN.

(a) Exclusive Discretion. The “Plan Administrator” shall be the Compensation Committee of the Board. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan, the designation of the salary grade(s) relating to each applicable “Tier” of benefits under the Plan as set forth in the Benefits Schedules, the amount of benefits paid under the Plan, the timing of payments under the Plan and the scope and applicability of the covenants contained in the Release and Covenant Documents. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. For decisions made by the Plan Administrator that do not affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall not be subject to review unless they are found to be arbitrary or capricious. For decisions made by the Plan Administrator prior to the occurrence of a Change in Control that do affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall not be subject to review unless they are found to be unreasonable or not to have been made in good faith. For decisions made by the Plan Administrator at or after the occurrence of a Change in Control that affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall be subject to review. As used in this Section 9(a), “review” shall mean review as provided by applicable law; further, nothing in this Section 9(a) is intended to abridge any of the rights under Article 12 of this Plan. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(b) Term Of Plan; Termination or Suspension; Amendment; Binding Nature Of Plan.

(i) This Plan shall be effective until July 31, 2010 and shall be extended thereafter for successive one-year periods unless the Company, by resolution of the Board or the Plan Administrator, in its sole discretion elects not to renew the Plan prior to the date that the Plan is then scheduled to expire. The Company may also terminate or suspend the Plan at any time and for any reason or no reason, which termination or suspension, as applicable, shall become effective at the end of the term described in this Section 9(b)(i), provided, however, that no such termination or suspension shall effect the Company’s obligation to complete the delivery of benefits hereunder to any Potential Eligible Executive who becomes an Eligible Executive prior to the effective time of such termination or suspension; and further provided, that during the Change in Control Period, the Plan shall not be terminated or suspended.

(ii) The Company reserves the right to amend this Plan or the benefits provided hereunder at any time and in any manner; provided, however, that no such amendment shall materially adversely affect the interests or rights of any Eligible Executive whose Termination Date has occurred prior to amendment of the Plan; and further provided, that during the Change in Control Period, the Plan shall not be amended and no Potential Eligible Executive shall have benefits materially reduced due to a change in classification without the written consent of the Potential Eligible Executive or Potential Eligible Executives so affected. Subject to the foregoing rights of the Company set forth in this Section 9(b), this Plan establishes and vests in each Eligible Executive a contractual right to the benefits to which such Eligible Executive is entitled hereunder, enforceable by the Eligible Executive against the Company.

(iii) Any action amending, suspending or terminating the Plan shall be in writing and approved by the Plan Administrator or its delegate, except to the extent that this Plan specifies that such action shall be taken by the Board.

(c) Binding Effect On Successor To Company. This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan.

SECTION 10. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

SECTION 11. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California with respect to those Eligible Executives domiciled in the United States and the laws of the applicable jurisdiction with respect to the Non-U.S. Eligible Executives. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company. This Plan is intended to meet requirements of Section 162(m) of the Code to provide for any payments under the Bonus Plan to qualify as performance based compensation. Any feature of this Plan which is found to void the qualification of all payments under the Bonus Plan as performance based compensation shall be modified to the extent necessary to comply with the requirements of Section 162(m) of the Code.

SECTION 12. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:

The Compensation Committee

of the Board of Directors of

Seagate Technology

ATTN: Vice President of Compensation and Benefits

920 Disc Drive

Scotts Valley, California 95066

(b) Denial Of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(c) Request For A Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

Seagate Technology

Plan Administrator for the Executive Severance and CIC Plan

ATTN: Vice President of Compensation and Benefits

920 Disc Drive

Scotts Valley, California 95066

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d) Decision On Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.

(e) Rules And Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 12(d) above).

SECTION 13. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 14. OTHER PLAN INFORMATION.

(a) Employer And Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 77-0545987. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 003.

(b) Ending Date For Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is the Friday which falls closest to, and including, June 30.

(c) Agent For The Service Of Legal Process. The agent for the service of legal process with respect to the Plan is the General Counsel, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066. The service of legal process may also be made on the Plan by serving the Plan Administrator.

(d) Plan Sponsor And Administrator. The “Plan Sponsor” of the Plan is Seagate Technology, and the “Plan Administrator” of the Plan is the Compensation Committee of the Board. Each of the Plan Sponsor and the Plan Administrator can be reached by contacting the Vice President of Compensation and Benefits in writing at 920 Disc Drive, Scotts Valley, California 95066, and by telephone at (831) 438-6550. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Seagate Technology) are entitled to certain rights and protections under ERISA if the participant is employed in the United States. If you are an Eligible Executive employed in the United States, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

(b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

(c) Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally,

all pension plans and welfare plans with 100 or more participants must file these annual reports.)

In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions, about your rights under ERISA, you should contact the nearest area office of the U.S. Labor - Management Services Administration, Department of Labor.

SECTION 16. EFFECT OF SECTION 409A OF THE CODE

This Plan is intended to comply with all applicable law, including Section 409A of the Code. If the Eligible Executive is not a Non-U.S. Eligible Executive, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amount or benefit that is considered deferred compensation under Section 409A of the Code upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A of the Code. If an Eligible Executive is deemed on the Termination Date to be a “specified employee” (as such term is defined under Section 409A of the Code), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” to the extent required to avoid any taxes imposed under Section 409A(a)(1) of the Code, such payment or benefit shall be made or provided at the date which is no more than 15 days following the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of such Eligible Executive, and (ii) the date of such Eligible Executive’s death.

SCHEDULE A

Potential Eligible Executives employed in the United States

Seagate Technology (US) Holdings, Inc. [Delaware]

Seagate US LLC [Delaware]

Seagate Technology LLC [Delaware]

Potential Eligible Executives employed in Malaysia

Seagate International (Johor) Sdn. Bhd. [Malaysia]

Penang Seagate Industries (M) Sdn. Bhd. [Malaysia]

Potential Eligible Executives employed in Thailand

Seagate Technology (Thailand) Limited

Potential Eligible Executives employed in United Kingdom

Seagate Technology (Marlow) Limited [United Kingdom]

Seagate Technology (Ireland) [Cayman Islands]

Potential Eligible Executives employed in Singapore

Seagate Singapore International Headquarters Pte. Ltd.

BENEFIT SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN

The following benefits schedules set forth the benefits payable to Eligible Executives. The benefits schedules disclosed in public filings are for those for Eligible Executives of the Company who currently are, or are foreseeable to become, “named executive officers,” as defined in Item 402 of Regulation S-K and the other applicable rules and regulations promulgated by the Securities and Exchange Commission. The amount of benefits payable is dependent upon the “Tier” (and corresponding salary grade) in which the Eligible Executive falls and whether the involuntary Termination Event occurs during a Change in Control period, as more particularly described in the Plan.

The Plan Administrator shall determine in which “Tier” an Eligible Executive shall be placed for purposes of receiving severance benefits under this Plan. The Plan Administrator’s determination shall be final and shall be binding and conclusive on all persons. The Plan Administrator retains the right to reclassify a Potential Eligible Executive prior to the date of the Termination Event and/or the occurrence of a Change in Control, except as expressly restricted by this Plan in connection with the occurrence of a Change in Control.

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN

Tier:	1	Salary Grade:	188

Location:	U.S.	Level:	Chief Executive Officer

Benefits Payable in the Event of a Termination Event (involuntary termination):

WITHOUT A CHANGE IN CONTROL
Base	24 months of Pay

Bonus	Prior Year Bonus (if applicable), and Pro Rata Bonus

Other	Outplacement services for two years

Payout Schedule	50% of Benefit payable within 20 business days of the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code), with the remainder to be paid 12 months following the Termination Date.

DURING A CHANGE IN CONTROL PERIOD Note: No enhanced benefits due to a Termination Event occurring within a Change in Control Period shall be paid prior to the effective date of a Change in Control.

Base	36 months of Pay

Bonus	36 months of Target Bonus

Equity	Upon the later of a Termination Event or immediately prior to a Change in Control, there shall be full vesting of all unvested equity-based awards (whether or not granted prior to or following the adoption of this Plan), notwithstanding the applicable provisions of the Eligible Executive’s award agreements or the relevant stock compensation plan governing such equity-based awards.

Other	Continued Coverage Premiums, and Outplacement services for two years

Payout Schedule	100% of Benefit payable within 20 business days of the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code), with the remainder, if any, to be paid 6 months following the Termination Date.

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN

Tier:	2	Salary Grade:	184 through 187

Location:	U.S.	Level:	Executive Vice Presidents

Benefits Payable in the Event of a Termination Event (involuntary termination):

WITHOUT A CHANGE IN CONTROL

Base	20 months of Pay

Bonus	Prior Year Bonus (if applicable), and Pro Rata Bonus

Other	Outplacement services for two years

Payout Schedule	50% of Benefit payable within 20 business days following the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code), with the remainder to be paid 12 months following the Termination Date.

DURING A CHANGE IN CONTROL PERIOD Note: No enhanced benefits due to a Termination Event occurring within a Change in Control Period shall be paid prior to the effective date of a Change in Control.

Base	24 months of Pay

Bonus	24 months of Target Bonus

Equity	Upon the later of a Termination Event or immediately prior to a Change in Control, there shall be full vesting of all unvested equity-based awards (whether or not granted prior to or following the adoption of this Plan), notwithstanding the applicable provisions of the Eligible Executive’s award agreements or the relevant stock compensation plan governing such equity-based awards.

Other	Continued Coverage Premiums, and Outplacement services for two years

Payout Schedule	100% of Benefit payable within 20 business days following the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code), with the remainder, if any, to be paid 6 months following the Termination Date.

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN

Tier:	3	Salary Grade:	182 and 183

Location:	U.S.	Level:	Senior Vice Presidents

Benefits Payable in the Event of a Termination Event (involuntary termination):

WITHOUT A CHANGE IN CONTROL

Base	16 months of Pay

Bonus	Prior Year Bonus (if applicable), and Pro Rata Bonus

Other	Outplacement services for 18 months

Payout Schedule	50% of Benefit payable within 20 business days following the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code), with the remainder to be paid 6 months following the Termination Date.

DURING A CHANGE IN CONTROL PERIOD Note: No enhanced benefits due to a Termination Event occurring within a Change in Control Period shall be paid prior to the effective date of a Change in Control.

Base	18 months of Pay

Bonus	18 months of Target Bonus

Equity	Upon the later of a Termination Event or immediately prior to a Change in Control, there shall be full vesting of all unvested equity-based awards (whether or not granted prior to or following the adoption of this Plan), notwithstanding the applicable provisions of the Eligible Executive’s award agreements or the relevant stock compensation plan governing such equity-based awards.

Other	Continued Coverage Premiums, and Outplacement services for 18 months

Payout Schedule	100% of Benefit payable within 20 business days following the Payment Confirmation Date (subject to Section 5 of the Plan and Section 409A of the Code), with the remainder, if any, to be paid 6 months following the Termination Date.